EXHIBIT 99.1

ENGlobal Finalizes Divestiture of Land and Right of Way Division

Houston, TX, Nov. 5, 2012 (GLOBE NEWSWIRE) -- ENGlobal Corporation (NASDAQ: ENG), a leading provider of energy-related project delivery solutions, announced today that it successfully completed the divestiture of its Land and Right of Way division to Steele & Company, LP based in Tyler, Texas ("Steele"). Pursuant to the final agreement, the Company will retain approximately $4.5 million of this division's working capital at the time of closing, in addition to receiving a $3.0 million promissory note payable over four years from Steele. Subject to the agreement, the purchase price was adjusted based on the net working capital of the division at the time of closing. ENGlobal intends to use the net proceeds from this transaction to reduce outstanding debt.

As previously reported, the original agreement between ENGlobal and Steele provided for the sale of substantially all of the assets of both divisions of its Field Solutions segment, Land and Right of Way, and Inspection. However, the Inspection division was not sold as part of the final transaction, and ENGlobal will retain the Tulsa-based business for the foreseeable future. The Company expects no changes to the personnel of its Inspection operation as a result of this transaction.

About ENGlobal

ENGlobal (NASDAQ: ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  ENGlobal has approximately 1,500 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to realize the benefits of the sale of the Land and Right of Way division, including our ability to collect unbilled trade receivables; (2) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (3) our ability to comply with the terms of the forbearance agreement with respect to our credit facility with our Lender, including our ability to develop a plan to restore compliance with the terms of such credit facility; (4) our ability to obtain the cure or waiver of defaults under our credit facility with our Lender and our existing letter of credit facility with Export-Import Bank of the United States; (5) our ability to achieve profitability and positive cash flow from operations; (6) our ability to collect accounts receivable and process accounts payable in a timely manner; (7) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (8) our ability to achieve our business strategy while effectively managing costs and expenses; (9) our ability to accurately estimate costs and fees on fixed-price contracts; (10) the effect of changes in the price of oil; (11) delays related to the award of domestic and international contracts; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (14) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (15) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (16) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (17) achievement of our acquisition and related integration plans; and (18) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

CONTACT: Natalie S. Hairston
         281-878-1000
         ir@englobal.com